Exhibit 99.1

Arko Holdings Ltd.

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2020

Index to unaudited condensed consolidated financial statements:

Consolidated balance sheets	1

Consolidated statements of operations	2

Consolidated statements of comprehensive income (loss)	3

Consolidated statements of changes in equity	4

Consolidated statements of cash flows	5-6

Notes to the unaudited condensed consolidated financial statements	7-34

Arko Holdings Ltd.

Unaudited condensed consolidated balance sheets

(in thousands)

As of	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$165,785	$32,117
Restricted cash with respect to the Company’s bonds	648	4,260
Restricted cash	13,950	14,423
Trade receivables, net	21,376	23,190
Inventory	146,164	157,752
Other current assets	71,892	58,369

Total current assets	419,815	290,111
Non-current assets:
Property and equipment, net	364,463	367,151
Right-of-use assets under operating leases	760,346	793,086
Right-of-use assets under financing leases, net	170,024	180,557
Goodwill	133,952	133,952
Intangible assets, net	18,770	24,971
Restricted investments	31,825	31,825
Non-current restricted cash with respect to the Company’s bonds	1,498	1,963
Equity investment	3,345	3,770
Other non-current assets	14,934	19,979

Total assets	$1,918,972	$1,847,365

Liabilities
Current liabilities:
Lines of credit	$—	$82,824
Long-term debt, current portion	17,655	19,131
Accounts payable	126,449	128,828
Other current liabilities	85,131	67,519
Operating leases, current portion	36,164	34,303
Financing leases, current portion	7,254	7,876

Total current liabilities	272,653	340,481
Non-current liabilities:
Long-term debt, net	318,667	218,680
Asset retirement obligation	37,683	36,864
Operating leases	788,569	816,558
Financing leases	197,964	202,470
Deferred tax liability	3,936	1,041
Other non-current liabilities	43,157	36,381

Total liabilities	1,662,629	1,652,475

Commitment and contingencies
Shareholders’ equity:
Common stock (NIS 0.01 par value) - authorized: 5,135,153; issued and outstanding: 828,389 and 760,339 shares, respectively	2,930	2,735
Additional paid-in capital	112,831	101,957
Accumulated other comprehensive income	4,918	4,444
Accumulated deficit	(22,236)	(43,363)

Total shareholders’ equity	98,443	65,773
Non-controlling interest	157,900	129,117

Total equity	256,343	194,890

Total liabilities and equity	$1,918,972	$1,847,365

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Unaudited condensed consolidated statements of operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues:
Fuel revenue	$539,938	$721,645	$1,510,491	$2,041,167
Merchandise revenue	403,665	370,267	1,119,041	1,038,305
Other revenues, net	16,475	12,383	44,701	37,223

Total revenues	960,078	1,104,295	2,674,233	3,116,695
Operating expenses:
Fuel costs	462,373	658,244	1,279,067	1,872,749
Merchandise costs	290,856	269,985	814,524	755,540
Store operating expenses	131,780	129,599	386,633	377,618
General and administrative expenses	25,403	16,967	64,823	51,079
Depreciation and amortization	16,171	15,582	50,056	46,284

Total operating expenses	926,583	1,090,377	2,595,103	3,103,270
Other expenses, net	1,381	2,354	7,290	4,766

Operating income	32,114	11,564	71,840	8,659
Interest and other financial income	239	343	980	1,025
Interest and other financial expenses	(10,500)	(11,302)	(30,405)	(33,640)

Income (loss) before income taxes	21,853	605	42,415	(23,956)
Income tax expense	(4,672)	(5,527)	(5,171)	(2,838)
Loss from equity investment	(24)	(92)	(435)	(398)

Net income (loss)	$17,157	$(5,014)	$36,809	$(27,192)

Less: Net income (loss) attributable to non-controlling interests	7,469	1,726	15,682	(1,233)

Net income (loss) attributable to Arko Holdings Ltd.	$9,688	$(6,740)	$21,127	$(25,959)

Net earnings (loss) per share - basic and diluted	$0.01	$(0.01)	$0.03	$(0.03)
Weighted average shares outstanding:
Basic and diluted	828,196	774,068	803,027	773,696

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Unaudited condensed consolidated statements of comprehensive income (loss)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$17,157	$(5,014)	$36,809	$(27,192)
Other comprehensive income:
Foreign currency translation adjustments	479	1,338	474	4,089

Total other comprehensive income	479	1,338	474	4,089

Comprehensive income (loss)	$17,636	$(3,676)	$37,283	$(23,103)

Less: Comprehensive income (loss) attributable to non-controlling interests.	7,469	1,726	15,682	(1,233)

Comprehensive income (loss) attributable to Arko Holdings Ltd.	$10,167	$(5,402)	$21,601	$(21,870)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Unaudited condensed consolidated statements of changes in equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Non- Controlling Interests	Total Equity
	Shares	Amount
Balance at July 1, 2020	828,121	$2,929	$112,592	$(31,924)	$4,439	$88,036	$152,790	$240,826

Share-based compensation	—	—	132	—	—	132	—	132
Conversion of convertible bonds	268	1	107	—	—	108	—	108
Distributions to non-controlling interests	—	—	—	—	—	—	(2,359)	(2,359)
Other comprehensive income	—	—	—	—	479	479	—	479
Net income	—	—	—	9,688	—	9,688	7,469	17,157

Balance at September 30, 2020	828,389	$2,930	$112,831	$(22,236)	$4,918	$98,443	$157,900	$256,343

Balance at July 1, 2019	760,299	$2,735	$92,188	$(19,043)	$2,675	$78,555	$129,734	$208,289

Share-based compensation	—	—	123	—	—	123	—	123
Conversion of convertible bonds	24	—	9	—	—	9	—	9
Distributions to non-controlling interests	—	—	—	—	—	—	(2,211)	(2,211)
Other comprehensive income	—	—	—	—	1,338	1,338	—	1,338
Net (loss) income	—	—	—	(6,740)	—	(6,740)	1,726	(5,014)

Balance at September 30, 2019	760,323	$2,735	$92,320	$(25,783)	$4,013	$73,285	$129,249	$202,534

Balance at January 1, 2020	760,339	$2,735	$101,957	$(43,363)	$4,444	$65,773	$129,117	$194,890

Share-based compensation	—	—	387	—	—	387	—	387
Vesting and exercise of restricted share units	1,018	4	(4)	—	—	—	—	—
Conversion of convertible bonds	333	1	133	—	—	134	—	134
Issuance of rights	66,699	190	11,135	—	—	11,325	—	11,325
Transactions with non-controlling interests	—	—	(777)	—	—	(777)	20,194	19,417
Distributions to non-controlling interests	—	—	—	—	—	—	(7,093)	(7,093)
Other comprehensive income	—	—	—	—	474	474	—	474
Net income	—	—	—	21,127	—	21,127	15,682	36,809

Balance at September 30, 2020	828,389	$2,930	$112,831	$(22,236)	$4,918	$98,443	$157,900	$256,343

Balance at January 1, 2019	759,313	$2,732	$91,876	$(5,135)	$(76)	$89,397	$134,772	$224,169

Cumulative effect of adoption of new accounting standard	—	—	—	5,311	—	5,311	2,289	7,600

Balance at January 1, 2019 after adjustments	759,313	$2,732	$91,876	$176	$(76)	$94,708	$137,061	$231,769

Share-based compensation	—	—	354	—	—	354	—	354
Vesting and exercise of restricted share units	986	3	(3)	—	—	—	—	—
Conversion of convertible bonds	24	—	9	—	—	9	—	9
Transactions with non-controlling interests	—	—	84	—	—	84	(84)	—
Distributions to non-controlling interests	—	—	—	—	—	—	(6,495)	(6,495)
Other comprehensive income	—	—	—	—	4,089	4,089	—	4,089
Net loss	—	—	—	(25,959)	—	(25,959)	(1,233)	(27,192)

Balance at September 30, 2019	760,323	$2,735	$92,320	$(25,783)	$4,013	$73,285	$129,249	$202,534

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$36,809	$(27,192)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	50,056	46,284
Deferred income taxes	2,986	1,030
Gain on bargain purchase	—	(406)
Loss on disposal of assets and impairment charges	5,565	2,430
Foreign currency loss	436	9,174
Amortization of deferred financing costs, debt discount and premium	2,431	1,340
Amortization of fuel and other vendor agreements	(5,998)	(6,695)
Accretion of asset retirement obligation	1,010	1,160
Non-cash rent	5,175	5,693
Charges to allowance for doubtful accounts, net	74	74
Loss from equity investment	435	398
Share-based compensation	387	354
Other operating activities, net	(496)	—

Changes in assets and liabilities:
Decrease (increase) in trade receivables	1,740	(6,325)
Decrease (increase) in inventory	11,588	(1,319)
Increase in other assets	(6,647)	(3,385)
(Decrease) increase in accounts payable	(2,372)	17,072
Increase in other current liabilities	17,058	11,065
Decrease in asset retirement obligation	(159)	(373)
Increase (decrease) in non-current liabilities	6,420	(66)

Net cash provided by operating activities	$126,498	$50,313

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Unaudited condensed consolidated statements of cash flows (cont’d)

(in thousands)

	Nine months ended September 30,
	2020	2019
Cash flows from investing activities:
Purchase of property and equipment	$(28,753)	$(29,229)
Purchase of intangible assets	(30)	—
Proceeds from sale of property and equipment	438	3,059
Business acquisitions, net of cash	(320)	(2,825)
Loans to equity investment	(189)	(174)

Net cash used in investing activities	$(28,854)	$(29,169)

Cash flows from financing activities:
Lines of credit, net	$(83,063)	$(6,815)
Repayment of related-party loans	(4,517)	—
Buyback of long-term debt	(1,995)	—
Receipt of long-term debt, net	159,507	32,964
Repayment of debt	(56,161)	(15,606)
Principal payments on financing leases	(6,143)	(6,634)
Proceeds from issuance of rights, net	11,332	—
Investment of non-controlling interest in subsidiary	19,325	—
Payment of Provision - Pension Fund	—	(17,500)
Distributions to non-controlling interests	(7,093)	(6,487)

Net cash provided by (used in) financing activities	$31,192	$(20,078)

Effect of exchange rates on cash and cash equivalents and restricted cash	282	1,197
Net increase in cash and cash equivalents and restricted cash	128,836	1,066
Cash and cash equivalents and restricted cash, beginning of period	52,763	49,550

Cash and cash equivalents and restricted cash, end of period	$181,881	$51,813

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents, beginning of period	$32,117	$29,891
Restricted cash, beginning of period	14,423	13,749
Restricted cash with respect to the Company’s bonds, beginning of period	6,223	5,910

Cash and cash equivalents and restricted cash, beginning of period	$52,763	$49,550

Cash and cash equivalents, end of period	$165,785	$38,179
Restricted cash, end of period	13,950	11,059
Restricted cash with respect to the Company’s bonds, end of period	2,146	2,575

Cash and cash equivalents and restricted cash, end of period	$181,881	$51,813

Supplementary cash flow information:
Cash received for interest	$887	$804
Cash paid for interest	27,040	21,791
Cash received for taxes	864	2,005
Cash paid for taxes	708	1,224

Supplementary noncash activities:
Prepaid insurance premiums financed through notes payable	$5,034	$2,941
Purchases of equipment included in accounts payable and accrued expenses	5,471	4,386
Purchase of property and equipment under operating leases	4,057	10,198
Disposals of leases of property and equipment	3,831	1,579
Receipt of related-party receivable payment offset by related-party loan payments	7,133	—
Payment to the pension fund by use of funds held in the indemnification escrow account	—	(1,500)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Arko Holdings Ltd.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	General

Arko Holdings Ltd. (the “Company”) is a public company incorporated in Israel, whose securities are listed for trading on the Tel Aviv Stock Exchange Ltd.

As of September 30, 2020, the main activity of the Company was its holding, through fully owned and controlled subsidiaries, of controlling rights in GPM Investments, LLC (“GPM” and in the notes below including subsidiaries wholly owned and controlled by it). GPM is a Delaware limited liability company formed on June 12, 2002 and is engaged directly and through fully owned and controlled subsidiaries (directly or indirectly) in retail activity which includes the operations of a chain of convenience stores, most of which include adjacent gas stations, and in wholesale activity which includes the supply of fuel to gas stations operated by third parties. The “Group” refers to the Company and its subsidiaries and its affiliates.

Following the consummation on October 6, 2020 of the Empire Acquisition described in Note 3 below, which included the purchase of a wholesale business of supplying fuel to 1,453 gas stations and 84 self-operated convenience stores and gas stations, GPM’s activity included the self-operation of approximately 1,330 sites and the supply of fuel to approximately 1,590 gas stations operated by external operators (dealers), all in 33 states and the District of Columbia in the Mid-Atlantic, Midwestern, Northeastern, Southeastern and Southwestern United States (“US”).

The Group has three reporting segments: retail, wholesale and GPMP. Refer to Note 11 below for further information with respect to segments.

2.	Summary of Significant Accounting Policies

Basis for Presentation

All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements, which are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements as of September 30, 2020 and for the nine and three months periods ended September 30, 2020 and 2019 (“interim financial statements”) are unaudited and have been prepared in accordance with U.S. GAAP for interim financial information and Regulation S-X set forth by the Securities and Exchange Commission for interim reporting. In the opinion of management, all adjustments (consisting of normal and recurring adjustments except those otherwise described herein) considered necessary for a fair presentation have been included in the accompanying interim financial statements. However, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Therefore, the interim financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company for the year ended December 31, 2019.

The same significant accounting policies, presentation and methods of computation have been followed in these interim financial statements as were applied in the preparation of the Company’s consolidated financial statements for the year ended December 31, 2019 (the “annual financial statements”).

Accounting Periods

The Company’s fiscal periods end on the last day of the month, and its fiscal year ends on December 31. This results in the Company experiencing fluctuations in current assets and current liabilities due to purchasing and payment patterns which change based upon the day of the week. As a result, working capital can change from period to period not only due to seasonality and changing business operations, but also due to a change in the day of the week in which each period ends. The Group earns a disproportionate amount of its annual operating income in the second and third quarters as a result of the climate and seasonal buying patterns of its customers. Inclement weather, especially in the Midwest and Northeast regions of the US during the winter months, can negatively impact financial results.

Use of Estimates

In the preparation of interim financial statements, management may make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equity Investment

In September 2020, the Company’s equity investment, Ligad Investments and Construction Ltd. (“Ligad”), entered into an agreement with a third party for the lease of the properties held by it for a period of three years beginning March 1, 2021, in consideration of a fixed lease payment of New Israeli Shekel (“NIS”) 1.2 million (approximately $0.35 million) per year. At the same time, Ligad entered into an option agreement, exercisable until September 2022, for the sale of its properties to a third party who is not the tenant in consideration for NIS 26.5 million (approximately $7.7 million) plus VAT, from which the lease payments that Ligad will receive will be deducted.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to the customers. This requires the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer. Control is transferred to the customer over time if the customer simultaneously receives and consumes the benefits provided by the Group’s performance. If a performance obligation is not satisfied over time, the Group satisfies the performance obligation at a point in time.

Revenue is recognized in an amount that reflects the consideration the Group expects to be entitled to in exchange for goods or services.

When the Group satisfies a performance obligation by transferring control of goods or services to the customer, revenue is recognized against contract assets in the amount of consideration for which the Group is entitled. When the consideration amount received from the customer exceeds the amounts recognized as revenue, the Company recognizes a contract liability for the excess.

The Group evaluates if it is a principal or an agent in a transaction to determine whether revenue should be recorded on a gross or a net basis. In performing this analysis, the Group considers first whether it controls the goods before they are transferred to the customers and if it has the ability to direct the use of the goods or obtain benefits from them. The Group also considers the following indicators: (1) the primary obligor, (2) the latitude in establishing prices and selecting suppliers, and (3) the inventory risk borne by the Group before and after the goods have been transferred to the customer. When the Group acts as principal, revenue is recorded on a gross basis. When the Group acts as agent, revenue is recorded on a net basis.

Fuel revenue and fuel costs included fuel taxes of $131.6 million, $134.3 million, $348.7 million and $372.5 million for the three and nine months ended September 30, 2020 and 2019, respectively.

GPM’s customer loyalty program provides GPM’s customers rights to purchase products at a lower price or at no cost in future periods. The related contract liability for the customer loyalty program was approximately $1.2 million and $1.9 million as of September 30, 2020 and December 31, 2019, respectively, and was included in other current liabilities on the consolidated balance sheets.

Refer to Note 11 for disclosure of the revenue disaggregated by segment and product line, as well as a description of the Company’s reportable segment operations.

New Accounting Pronouncements Adopted During 2020

Accounting for Financial Instrument Credit Losses – In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments. This standard requires that for most financial assets, losses be based on an expected loss approach which includes estimates of losses over the life of exposure that considers historical, current and forecasted information. Expanded disclosures related to the methods used to estimate the losses as well as a specific disaggregation of balances for financial assets are also required. The Group adopted ASU 2016-13 on January 1, 2020 with no material impact on its interim financial statements.

Lease Modifications – In April 2020, the FASB staff issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions obtained as a result of the COVID-19 pandemic. Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession obtained was a result of a new arrangement reached with the lessor (treated within the lease modification accounting framework) or if a lease concession obtained was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). The Lease Modification Q&A allows lessees, if certain criteria have been met, to bypass the lease-by-lease analysis, and instead elect to either apply the lease modification accounting framework or not, with such election applied consistently to leases with similar characteristics and similar circumstances. The Group has elected to apply this practical expedient for the period beginning as of April 1, 2020 with no material impact on its interim financial statements.

New Accounting Pronouncements Not Yet Adopted

Simplifying the Accounting for Income Taxes – In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC 740. The amendments also improve consistent application of and simplify GAAP for other areas of ASC 740 by clarifying and amending existing guidance, such as the accounting for a franchise tax (or similar tax) that is partially based on income. This standard is effective January 1, 2021 for the Group. The Group is assessing the impact of adopting this guidance on its consolidated financial statements.

Reference Rate Reform – In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This standard included optional guidance for a limited period of time to help ease the burden in accounting for the effects of reference rate reform. The new standard is effective for all entities through December 31, 2022. The Company is assessing the impact of this standard on its consolidated financial statements.

3.	GPM Investments, LLC

Ares Equity Transaction

On February 28, 2020 (the “Ares Closing Date”), GPM entered into an agreement with Ares Capital Corporation and certain funds managed or controlled by Ares Capital Management (collectively, “Ares”) in which for consideration of $20.0 million (prior to transaction costs), GPM issued to Ares membership units representing 2.0% of GPM’s equity (the “Class F Membership Units”), together with warrants that for an exercise price of $10.0 million in the aggregate (subject to customary adjustments including in the event of certain distributions) can be exercised to acquire membership units that represent 1.0% of GPM’s equity (on a fully diluted basis as of the Ares Closing Date) (the “Ares Warrants”).

At the closing of the Ares Transaction, an amended and restated LLC agreement that regulates the rights between the holders of the membership units of GPM was signed and came into force between the members as detailed in Note 3 to the annual financial statements.

The Ares Warrants are exercisable up to the earliest of: (1) eight years and three months from the date of issuance; (2) the completion of sale subsequent to the Trigger Event (as defined in Note 3 to the annual financial statements); and (3) the later of six months after the Call Option is exercised (as defined below) and 42 months from the issuance date. The Ares Warrants are exercisable to Class G Membership Units that will rank equal to the existing common membership units of GPM, with no priority in distributions or liquidations.

GPM has the right at any time to redeem the Class F Membership Units (in full and not in part) (the “Call Option”) for consideration (the “Call Option Price”) as follows: (1) approximately $27.3 million up to three years from the date of issuance; (2) approximately $33.6 million after the third year and up to the end of five years from the date of issuance; (3) approximately $45.8 million after the fifth year and up to the end of eight years from the date of issuance: and (4) approximately $45.8 million plus 10.5% per annum (quarterly accrued) up to the date the call option is exercised if exercised after the eighth year. All distributions paid to the Class F Membership Units (other than tax distributions) will be deducted from the Call Option Price, to the extent paid.

As a result of the existence of different rights to which the members units in GPM are entitled, the Group’s investment in GPM is accounted for under the hypothetical liquidation at book value method as defined in Note 2 to the annual financial statements, and the Class F Membership Units have preference over all other membership units in the event of liquidation, amounting to $20.0 million during the first three years and at the end of each third, fifth and eighth year from the Ares Closing Date will be raised to the Call Option Price (as defined above) which was in effect for the period prior to the period in which the liquidation occurs. After the end of the eighth year, the priority amount will be increased in case of liquidation at a rate of 10.5% per annum (quarterly compounded). From the aforementioned amounts all distributions paid to the Class F Membership Units (other than tax distributions) until that time, to the extent paid, will be deducted.

The Class F Membership Units, the Ares Warrants and the Call Option are equity instruments. The consideration received from Ares, net of Ares’ transaction costs, amounted to $19.5 million and was attributable to these three issued equity instruments components based on their fair value as of the issuance date, which was determined based on a Monte-Carlo simulation of GPM’s value over the instruments’ lifetime using a net equity value of $19.5 million for the issued equity instruments.

Due to the preference provided to the Class F Membership Units in liquidation, an amount of $20.0 million was classified in the condensed consolidated interim statements of changes in equity as ‘non-controlling interests.’

The difference between the fair value of the Ares Warrants and the fair value of the Call Option in the amount of $0.5 million, as well as approximately $0.7 million for transaction costs, were allocated to the other common membership unit holders in GPM with 75% to Class B common membership units held by Arko Convenience Store, LLC (“Arko Convenience”) and 25% to Class C and Class E common membership units.

Following the Ares Closing Date, the Company holds (indirectly through Arko Convenience), approximately 73.38% of the common membership units and the voting rights in GPM (effectively approximately 67.99% of the equity). For further details with regard to the membership units of GPM following the Ares transaction and the rights to which they are entitled and the holders, see Note 3 to the annual financial statements.

For details with regard to the planned sale of the Class F Membership Units and the Ares Warrants, see Note 14 below.

Limited Partnership

Further to Note 3.G to the annual financial statements, regarding GPM Petroleum LP (“GPMP”), a limited partnership, in which GPM holds approximately 80.68% of the interests therein, on December 17, 2020, GPM entered into a purchase agreement with the investors in the private placement that took place in January 2016 (“Investor”), according to which the Investor’s full limited partnership units (Class A Limited Partnership Units) in GPMP (approximately 14.52% of the rights in GPMP) will be acquired by GPM for $70 million in cash (plus consideration for the amount of outstanding distributions not yet distributed). The consideration amount is approximately equal to the amount in which, commencing from January 2021, GPM is entitled to acquire the Investor’s interest in GPMP, in accordance with the provisions which have been included in GPMP’s limited partnership agreement since the date of the Investor’s investment in GPMP. In accordance with the provisions of the purchase agreement, the acquisition will take place on the business day immediately preceding the scheduled HYAC Closing Date of the Company’s Merger Transaction defined in Note 14 below with Haymaker Acquisition Corp. II (“HYAC”).

In addition, on December 18, 2020, GPM entered into two purchase agreements with the Apple Seller and the Riiser Seller, who are the other non-affiliated limited partners of GPMP (and who hold together, approximately 4.8% of the interests in the GPMP, hereinafter: the “GPMP Sellers”), under which the GPMP Sellers will sell to GPM most of their limited partnership units (Class AQ units and Class X units) in consideration for approximately $28 million in cash (the “GPMP Consideration”), an amount equal approximately to the value at which the units were allocated to the GPMP Sellers as part of business combinations completed in 2016 and 2019 plus consideration for outstanding distributions not yet distributed. Each of the GPMP Sellers have agreed immediately following receipt of the GPMP Consideration to purchase HYAC shares from existing HYAC shareholders in an amount that shall not be less than the GPMP Consideration. Following the acquisitions, one of the GPMP Sellers will continue to hold Class X units, representing 0.29% of the interests in GPMP, which are pledged to GPM to secure indemnification obligations granted to GPM by that GPMP Seller in accordance with the terms of the Riiser Acquisition completed in December 2019 as described in Note 3.H. to the annual financial statements (at the end of the pledge period, GPM will have the right to purchase the interests in consideration for approximately $3 million, to be paid in cash or shares as to be determined by GPM). In accordance with the provisions of the purchase agreements, the acquisitions will take place on the business day immediately preceding the scheduled HYAC Closing Date of the Merger Transaction.

The consideration for the above transactions will be paid from GPM’s own sources.

Intercompany Loans Provided by the Company to GPM and its Subsidiaries

Further to Note 3.I. to the annual financial statements, on February 28, 2020, all of the loans provided by the Company to GPM were fully repaid in advance in a total amount of approximately $110 million from funds received from the Ares Loan as defined in Note 4 below.

Simultaneously with the repayment of the aforementioned loans, an early prepayment took place (instead of the original repayment date, as extended, set for August 2021) of an original amount of a loan of $10 million provided in 2015 to GPM by GPM Member LLC (“Holdings”).

As a result of said repayment, the Company’s full rights in the Admiral and E-Z Mart loans pledged in favor of the Company’s Bonds (Series C), the balance of which (including interest receivable) as of December 31, 2019 was approximately $68 million, were released.

Subject to the terms established in the intercompany loan agreements (excluding the Midwest loan), to the extent that the Company prepays the Bonds (Series C), GPM will bear the costs associated with the early prepayment with respect of the prepaid loan amount.

Repayment of Note Issued by Holdings and Note Issued to Holdings

Further to Note 18 to the annual financial statements, with regard to the promissory note in the amount of approximately $7.1 million that was issued by Holdings to GPM and the promissory note in the amount of $4.0 million that was issued at that time by Arko Convenience to Holdings, on February 28, 2020, those promissory notes were fully paid.

Consummated Acquisition – Empire Acquisition

Following a purchase agreement entered into on December 17, 2019 (the “Purchase Agreement”) between a fully owned subsidiary of GPM, GPMP and unrelated third-parties (the “Sellers”), on October 6, 2020 (the “Closing Date”), the acquisition closed for the purchase of (i) the Sellers’ wholesale business of supplying fuel which included 1,453 gas stations operated by others (dealers) and (ii) 84 self-operated convenience stores and gas stations, all in 30 states, out of which 10 states in which GPM was not active in as of September 30, 2020 and the District of Columbia (the “Empire Acquisition”).

As part of the Empire Acquisition, on the Closing Date, the Sellers: (i) sold to GPMP the rights according to agreements with fuel suppliers and all of the rights to supply fuel to 1,537 sites; (ii) sold to a subsidiary of GPM the fee simple ownership rights in 64 sites; (iii) assigned to various of GPM’s subsidiaries leases of 132 sites (including two vacant parcels and one non-operating site) (the “third party leases”); (iv) leased to certain of GPM’s subsidiaries 34 sites (including one vacant parcel) that are valued at approximately $60 million that are owned by the Sellers, at terms as specified below (collectively the “Sellers’ Leases”); and (v) sold and assigned to various of GPM’s subsidiaries and GPMP the equipment, inventory, agreements, intangible assets and other rights with regard to the wholesale and retail businesses acquired (collectively, the “Acquired Operations”).

Beginning on the Closing Date, the Company will consolidate the Acquired Operations in its consolidated financial statements. Due to the short period of time between the Closing Date and the issuance date of the interim financial statements, the initial accounting treatment of the business combination has not been completed.

The consideration to the Sellers for the Acquired Operations, based on the Purchase Agreement and an amendment dated October 5, 2020 (the “Amendment”), was as follows:

•

The consideration paid to the Sellers on the Closing Date, after adjustments according to the Amendment, totaled approximately $353 million (the “Base Consideration”), and in addition, approximately $11.5 million was paid for the cash and inventory in the stores, net of deposit amounts and other collateral provided by the dealers, as of the Closing Date (collectively, the “Closing Consideration”). The Closing Consideration is subject to post-closing adjustments.

•

On each of the first five anniversaries of the Closing Date, the Sellers will be paid an amount of $4.0 million (total of $20.0 million, instead of $4.5 million and a total of $22.5 million prior to the Amendment) (the “Additional Consideration”). If the Sellers will be entitled to amounts on account of the Contingent Consideration (as defined below), these amounts will initially be applied to accelerate payments on account of the Additional Consideration.

•

An amount of up to $45.0 million (instead of up to a total of $42.5 million prior to the Amendment) (the “Contingent Consideration”) will be paid to the Sellers according to mechanisms set forth in the Purchase Agreement, with regard to the occurrence of the following events during the five years from the Closing Date (the “Earnout Period”): (i) sale and lease to third parties or transfer to self-operation by GPM of sites which leases to third parties expired or are scheduled to expire during the Earnout Period, (ii) renewal of agreements with dealers at sites not leased or owned by GPM which agreements expired or are scheduled to expire during the Earnout Period, (iii) improvement in the terms of the agreements with fuel suppliers (with regard to the Acquired Operations and/or GPM’s sites as of the Closing Date), (iv) improvement in the terms of the agreements with transportation companies (with regard to the Acquired Operations and/or GPM’s sites as of the Closing Date), and (v) the closing of additional wholesale transactions that the Sellers has engaged in prior to the Closing Date. The measurement and payment of the Contingent Consideration will be made once a year.

Each of the Sellers’ Leases is for a term of 15 years, which can be extended by six additional five- year terms, in consideration for an initial total annual base rent payment of approximately $4.2 million, with increases during the term of the lease as set forth in the lease agreement. GPM was granted options to purchase each of the sites during and at the end of the initial five year term and has a right of first refusal to purchase the assets in the event of sale of the assets to third parties during such term, all as determined in the lease agreements.

Approximately 45 out of the 84 sites that are self-operated, as acquired on the Closing Date, continue to be managed after the Closing Date by the management company that operated such sites on behalf of the Sellers, according to a management agreement entered between GPM and the management company (the “Management Agreement”). According to the Management Agreement, the management company is entitled to, in consideration for its services, a weekly fixed fee (on a per site basis) and to additional consideration if the site’s performance is higher than specified in the Management Agreement. In addition, the management company is entitled to the reimbursement of expenses relating to the management services provided, including the employment of store employees. GPM intends to end these management services in the next month for most of the locations as part of the integration process of the Acquired Operations. The Management Agreement can be terminated by 60 days prior notice and a site can be removed from its terms at any time.

The Purchase Agreement includes the Sellers’ undertaking to indemnify GPM for certain breaches of representations and warranties made by the Sellers as specified in the Purchase Agreement, subject to certain time and amounts limitations as determined in the Purchase Agreement.

$350 million of the Closing Consideration was paid by use of the Capital One Line of Credit (see Note 4 below regarding the increase of the Capital One Line of Credit). In addition, on the Closing Date, in accordance with the Ares Credit Agreement as described in Note 4 below, the Delayed Term Loan A in an amount of $63 million was provided to GPM, and was used for the payment of the balance of the Closing Consideration and is to be used by GPM to finance working capital, other payments related to the Empire Acquisition, including payments on account of the Additional Consideration and the Contingent Consideration, at GPM’s discretion.

The closing of the Empire Acquisition was one of the conditions precedent in the closing of the of the Company’s Merger Transaction defined in Note 14 below.

4.	Debt

As of	September 30, 2020	December 31, 2019
	(in thousands)
Arko Holdings Ltd
Bonds (Series C)	$71,625	$84,531
Bonds (Series H)	61	277
Arko Convenience
Related-party loan	—	4,000
GPM
PNC lines of credit	—	82,824
PNC term loans	—	39,747
M&T debt	28,491	25,142
Ares term loan	155,037	—
Related-party loan	—	7,718
Insurance premium notes	2,833	714
GPMP
PNC term loan	32,346	32,322
Capital One line of credit	45,929	43,360
Less current portion	(17,655)	(101,955)

Total long-term debt	$318,667	$218,680

Bonds (Series C)

Buyback Plan

On March 29, 2020, the Company adopted a buyback plan for the acquisition of Bonds (Series C) in an amount of up to $13.9 million, effective until March 31, 2021, at a price to be determined at the discretion of the Company’s management. In April 2020, the Company purchased approximately NIS 7.2 million par value Bonds (Series C) in consideration for approximately $2.0 million (NIS 7.2 million).

Repayment of Bonds (Series C)

On June 30, 2020, the Company paid the fourth principal payment of Bonds (Series C) so that as of September 30, 2020, the balance of Bonds (Series C) was NIS 243,234,809 par value. A total of approximately $5.4 million of the said payment was made from the Reserved Principal Account as defined in Note 11 to the annual financial statements.

Collateral

As of September 30, 2020, a total of approximately $2.1 million was deposited in the Reserved Principal and Interest Account as defined in Note 11 to the annual financial statements.

Bonds (Series H)

On February 26, 2020, a voluntary redemption was made in which NIS 309,204 par value of the Bonds (Series H) were redeemed. On March 6, 2020, the Bonds (Series H) ceased trading on the Tel-Aviv Stock Exchange. The balance of the Bonds (Series H) as of September 30, 2020 (after the said redemption and conversions during the period) was NIS 231,715 par value.

In November 2020, the Tel Aviv-Jaffa District Court approved the Company’s application for full early redemption of the Bonds (Series H). On December 8, 2020, the Company redeemed the full outstanding balance of the Bonds (Series H) (NIS 142,477 par value).

Ares Credit Agreement

On the Ares Closing Date, GPM entered into an agreement with Ares to provide to GPM financing in a total amount of up to $347 million (the “Ares Credit Agreement” and the “Ares Loan,” out of which the Company committed to provide GPM up to $47 million, as part of a syndication that was planned by Ares for the loan). On May 27, 2020, an amendment to the Ares Credit Agreement was signed pursuant to which the Ares Loan amount was reduced to a total of up to $225 million, as detailed below, which was in accordance with Ares’s eligibility under the Ares Credit Agreement to reduce up to $75 million of the total Ares Loan amount. In addition, the Company’s commitment to provide GPM up to $47 million was cancelled and instead on June 30, 2020, the Company provided GPM and certain other fully owned subsidiaries a $25.0 million related-party loan secured by first degree liens on assets owned by GPM and certain other fully owned subsidiaries and Ares and PNC released their liens on such assets.

The following is a description of the key terms of the Ares Credit Agreement as amended in the May 2020 amendment.

A loan in the amount of up to $225 million comprised of the following:

•

Initial Term Loan – $162 million that was provided on the Ares Closing Date. The Initial Term Loan and the proceeds of the Class F Membership Units (as described in Note 3 above) were primarily used by GPM to repay the entire outstanding balance of the GPM’s related-party loans in the total amount of approximately $118 million, as well as to prepay the outstanding balance of the term loans from PNC for a total amount of $39.5 million.

•

Delayed Term Loan A – per the May 2020 amendment up to $63 million (instead of $135 million pursuant to the Ares Credit Agreement from February 28, 2020) that was to be used by GPM to finance part of the consideration in the Empire Acquisition described in Note 3 above (including working capital) or investment in GPMP in exchange for an additional percentage, that, pursuant to an amendment entered into in August 2020, could be borrowed in two drawings to be made no later than October 10, 2020. The Delayed Term Loan A in an amount of $63 million was provided to GPM on October 6, 2020 as described in Note 3 above.

All of the above bear the same terms as to payment terms, interest and liens.

The Ares Loan principal is being paid in four equal quarterly installments in a total amount of 1% per annum with the remaining balance due on the maturity date of February 28, 2027. GPM is entitled to prepay the Ares Loan at any time, without penalty provided that if the prepayment is made before the end of one year from the Ares Closing Date, a fee of 1% will be paid.

The Ares Loan bears interest, as elected by GPM at: (a) a rate per annum equal to the Ares Alternative Base Rate (“Ares ABR”) plus a margin of 3.75%, or (b) LIBOR as defined in the agreement (not less than 1.5%) plus a margin of 4.75%. After one year from the Ares Closing Date, if the Leverage Ratio will be lower than 4.00 to 1, the margin will be reduced to 3.625% and 4.625%, respectively. The interest is being paid in quarterly installments under Ares ABR loans, and for LIBOR loans, the interest is being paid at the end of each LIBOR period but at least every three months. For unused portions of the Ares Credit Agreement, 1% per annum was paid.

Ares ABR is equal to the greatest of: (i) the prime rate, (ii) the federal funds rate plus 0.5% and (iii) the one-month LIBOR plus 1.00%, all as defined in the agreement.

For details regarding the pledges provided to Ares as well as the limitations and covenants included under the Ares Credit Agreement, refer to Note 24 to the annual financial statements.

Financing Agreements with PNC Bank, National Association (“PNC”)

On the Ares Closing Date, the outstanding balance of the PNC term loans (as described in Note 11 to the annual financial statements) in the amount of approximately $39.5 million was fully paid (other than the $32.4 million GPMP PNC Term Loan, which is secured by US Treasury or other investment grade securities equal to 98% of the outstanding principal amount).

GPM, certain of its fully owned subsidiaries and PNC entered into an amendment, restatement and consolidation of the current financing agreements between the parties (the “February 2020 Amendment” and the “PNC Credit Line Agreement,” respectively).

The PNC Credit Line Agreement consolidated the GPM PNC Line of Credit and the Holdco PNC Line of Credit (as defined in Note 11 to the annual financial statements) into one credit line in the amount of up to $110 million (the “PNC Line of Credit”). Simultaneously with the closing of the Empire Acquisition (see Note 3 above), in October 2020, the PNC Credit Line Agreement was amended to increase the PNC Line of Credit to up to $140 million.

The PNC Line of Credit bears interest, as elected by GPM at: (a) LIBOR as defined in the PNC Credit Line Agreement plus a margin of 1.75% or (b) a rate per annum equal to the alternate base rate plus a margin of 0.5%, which is equal to the greatest of (a) the PNC base rate, (b) the overnight bank funding rate plus 0.5%, and (c) LIBOR plus 1.0%, subject to the definitions set in the PNC Credit Line Agreement.

Beginning in April 2020, every quarter the LIBOR margin rate is updated based on the quarterly average undrawn availability of the PNC Line of Credit, so that in the event of quarterly average undrawn availability of greater than or equal to 50%, the margin is reduced to 1.25%; in the event of quarterly average undrawn availability less than 50% and greater than or equal to 25%, the margin is reduced to 1.5%; and in the event of quarterly average undrawn availability less than 25%, the margin is 1.75%. For the second quarter ended June 30, 2020, the third quarter ended September 30, 2020 and the fourth quarter ended December 31, 2020, the LIBOR margin rate is 1.75%, 1.25% and 1.25%, respectively. Beginning in April 2020, the alternate base rate margin rate is updated according to the quarterly average undrawn availability to 0%, 0.25% and 0.5%, based on the credit line usage percentages above, respectively. Interest is paid in monthly installments provided that for LIBOR loans, interest is paid at the end of each LIBOR period. For unused amounts of PNC Line of Credit, a fee of 0.375% per annum is paid.

The calculation of the availability under the PNC Line of Credit is determined monthly subject to terms and limitations as set forth in the PNC Credit Line Agreement, taking into account the balances of receivables, inventory and letters of credit, among other things.

No change was made to the maturity date and the ability to prepay (subject to prepayment fee) the PNC Line of Credit as described in Note 11 to the annual financial statements.

As part of the February 2020 Amendment, definitions in the PNC Credit Line Agreement were changed to conform to the Ares Credit Agreement.

As part of the February 2020 Amendment, letters of credit availability was increased to $40.0 million (instead of $22.0 million as of December 31, 2019). The annual cost of the amount of letters of credit issued was 1.5% of the amount of the letters of credit issued until April 2020 and beginning in April 2020, once every quarter, the cost is updated according to the quarterly average undrawn availability, so that in the event of quarterly average undrawn availability of greater than or equal to 50%, the annual cost is reduced to 1.0%; in the event of quarterly average undrawn availability less than 50% and greater than or equal to 25%, the annual cost is reduced to 1.25%; and in the event of quarterly average undrawn availability less than 25%, the annual cost is 1.5%. For the second quarter ended June 30, 2020, the third quarter ended September 30, 2020 and the fourth quarter ended December 31, 2020, the annual cost of the amount of letters of credit issued is 1.5%, 1.0% and 1.0%, respectively.

For details regarding intercreditor agreement, restrictions and limitations and collateral provided under the PNC Credit Line Agreement, see Note 11 to the annual financial statements.

Financing agreement with a syndication of banks led by Capital One, National Association (“Capital One”)

In order to enable funding the majority of the consideration for the Empire Acquisition (as described in Note 3 above) through the Capital One Line of Credit, on April 1, 2020, GPMP entered into an amendment whereby the Capital One Line of Credit (as described in Note 11 to the annual financial statements) was increased from $300 million to $500 million, in accordance with commitments in a total amount of $200 million (the “Increased Amount”) received from US banks, led by Capital One, which Increased Amount was committed by most of the banks in the current syndication of the Capital One Line of Credit along with one additional bank.

The commitment to the Increased Amount was contingent upon the completion of the Empire Acquisition described in Note 3 above by December 31, 2020 without any material changes affecting the lenders, including GPMP’s leverage ratio (pro forma) after the transaction is completed not to exceed 4.15 to 1.00.

On October 6, 2020, $350 million of the Empire Closing Consideration defined in Note 3 above was funded through the Capital One Line of Credit.

At GPMP’s request, the Capital One Line of Credit can be increased up to $700 million (instead of up to $500 million), subject to obtaining additional financing commitments from lenders or from other banks, and subject to certain terms as detailed in the Capital One Line of Credit.

In accordance with the amendment, letters of credit availability was increased to $40.0 million (instead of $10.0 million as of December 31, 2019).

No other substantial terms of the Capital One Credit Facility were changed, other than proforma adjustments that will be included after the closing of the Empire Acquisition.

Financing Agreements with M&T Bank

On May 7, 2020, an amendment was signed to conform the agreements and limitations that are included in the financing agreements with M&T as described in Note 11 to the annual financial statements with those in the PNC Credit Line Agreement.

Financial Covenants

To the extent that the Bonds (Series C and H) are outstanding, the Company has undertaken to meet certain financial covenants, including a net financial debt to net CAP ratio, GPM’s store level EBITDA and GPM’s financial debt to GPM’s store level EBITDA ratio, each as defined under the applicable deed of trust. As of September 30, 2020, the Company was in compliance with all terms and commitments in accordance with the Bonds’ (Series C and H) deeds of trust.

The PNC Credit Line Agreement includes reporting requirements which are applicable in cases when the usage of the PNC Credit Line exceeds certain limitations set, and it is also required that the undrawn availability use of the credit line will equal to or be greater than 10%, subject to exceptions included in the PNC Credit Line Agreement. As of September 30, 2020, the Company was in compliance with these requirements.

Until May 7, 2020, the M&T Term Loan agreement included financial covenants as were set in the GPM PNC Facility. The amendment signed with M&T as described above included the cancellation of the requirement to comply with said financial covenants and added a requirement to include compliance with the Leverage Ratio detailed in the Ares Credit Agreement.

The Ares Credit Agreement and the M&T Term Loan include a leverage ratio covenant.

The M&T Term Loan also requires GPM to maintain a debt service coverage ratio.

The GPMP PNC Term Loan and the Capital One Credit Facility require GPMP to maintain the certain financial covenants, including leverage ratio and interest coverage expense ratio.

As of September 30, 2020, the Group was in compliance with the obligations and financial covenants under the terms and provisions of its loans.

5.	Leases

As of September 30, 2020, the Group leases 1,069 of the convenience stores that it operates, 67 dealer locations and certain office spaces used by GPM as its headquarters in the US and the Company’s headquarters in Israel. Most of the lease agreements are for long-term periods, ranging from 15 to 25 years, and generally include several options for extension periods for five to 10 years each. The leases contain escalation clauses and renewal options as outlined in the agreements. Additionally, the Group leases certain store equipment, office equipment, automatic tank gauges, store lighting, fuel dispensers.

Under ASC 842, Leases, the components of lease cost recorded on the condensed consolidated statements of operations were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Finance lease cost:
Depreciation of right-of-use assets	$3,098	$3,319	$9,446	$9,711
Interest on lease liabilities	4,275	4,607	12,960	13,415
Operating lease costs included in store operating expenses	26,590	24,913	80,429	74,522
Operating lease costs included in general and administrative expenses	337	304	984	916
Lease cost related to variable lease payments, short-term leases and leases of low value assets	334	313	654	695
Right-of-use asset impairment charges	501	1,100	1,430	2,433

	$35,135	$34,556	$105,903	$101,692

Supplemental data related to leases was as follows:

As of	September 30, 2020	December 31, 2019
	(in thousands)
Operating leases
Assets
Right-of-use assets under operating leases	$760,346	$793,086
Liabilities
Operating leases, current portion	36,164	34,303
Operating leases	788,569	816,558

Total operating leases	824,733	850,861

Weighted average remaining lease term (in years)	13.8	14.5
Weighted average discount rate	8.2%	8.2%

Financing leases
Assets
Right-of-use assets	$207,993	$213,434
Accumulated amortization	(37,969)	(32,877)

Right-of-use assets under financing leases, net	170,024	180,557
Liabilities
Financing leases, current portion	7,254	7,876
Financing leases	197,964	202,470

Total financing leases	205,218	210,346

Weighted average remaining lease term (in years)	23.3	23.6
Weighted average discount rate	8.6%	8.6%

In the three and nine months ended September 30, 2020 and 2019, the total cash outflows for leases amounted to approximately $25.7 million, $23.7 million, $76.9 million and $70.4 million, respectively, for operating leases and $6.1 million, $6.5 million, $18.4 million and $18.9 million, respectively, for financing leases.

As of September 30, 2020, maturities of lease liabilities for operating lease obligations and finance lease obligations having an initial or remaining non-cancellable lease terms in excess of one year were as follows. The minimum lease payments presented below include periods where an option is reasonably certain to be exercised and do not take into consideration any future consumer price index adjustments for these agreements.

	Operating	Financing
	(in thousands)
2020	$25,294	$6,169
2021	101,462	23,886
2022	99,945	21,706
2023	100,587	20,139
2024	100,870	19,080
Thereafter	979,567	473,608

Gross lease payments	$1,407,725	$564,588
Less: imputed interest	(582,992)	(359,370)

Total lease liabilities	$824,733	$205,218

6.	Commitments and Contingencies

Legal Matters

GPM is a party to various legal actions, as both plaintiff and defendant, in the ordinary course of business. The Company’s management believes, based on GPM estimations with support from legal counsel for these matters, that these actions are routine in nature and incidental to the operation of GPM business and is that it is not reasonably possible that the ultimate resolution of these matters will have a material adverse impact on the Group’s business, financial condition, results of operations and cash flows.

7.	Shareholders’ Equity

Rights Offering

In April and May 2020, rights were exercised for the purchase of 66,699,053 ordinary shares of the Company offered by way of a rights offering, according to a shelf offering report published by the Company in April 2020, in exchange for a gross amount of $11.4 million. The Company adjusted the basic and diluted earnings per share retroactively for the bonus element for relevant periods presented.

8.	Share-based Compensation

The following table summarizes share activity related to restricted share units (“RSUs”) granted to officers and employees of the Company:

	Nine months ended September 30,
	2020	2019
	(in thousands)

Nonvested RSUs, January 1	2,136	2,960
Granted	—	200
Forfeited	—	(38)
Vested and exercised	(1,018)	(986)

Nonvested RSUs, September 30	1,118	2,136

9.	Earnings Per Share

The following table sets forth the computation of basic and diluted net income per common share:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net income (loss) attributable to Arko Holdings Ltd.	$9,688	$(6,740)	$21,127	$(25,959)

Weighted average common shares outstanding—Basic	828,196	774,068	803,027	773,696

Effect of dilutive securities:
Common stock equivalents	—	—	—	—

Weighted average common shares outstanding—Diluted	828,196	774,068	803,027	773,696

Net income (loss) per share—Basic and Diluted	$0.01	$(0.01)	$0.03	$(0.03)

The following convertible bonds and restricted share units have been excluded from the computation of diluted earnings per share because their effect would be antidilutive:

	As of September 30,
	2020	2019
	(in thousands)
Convertible bonds (par value)	232	1,356
Restricted share units	1,118	2,136

10.	Related Party Transactions

As of	September 30, 2020	December 31, 2019
	(in thousands)
Current assets:
Due from equity investment	$114	$113
Loan to equity investment	885	672
Due from KMG Realty LLC	—	210
Due from related parties	38	38
Non-current assets:
Due from Holdings	—	7,133
Current liabilities:
Due to KMG Realty LLC	(493)	(5)
Due to related parties	(110)	(50)
Loan from Holdings, including accrued interest	—	(906)
Non-current liabilities:
Loans from Holdings	—	(10,868)

As discussed in Note 3 above, on the Ares Closing Date, the Initial Term Loan and the proceeds of the Class F Membership Units were used by GPM to repay the entire outstanding balance of GPM’s related-party loans in the total amount of approximately $118 million (out of which $110 million to the Company). Additionally, the noninterest bearing promissory note in the amount of $7.1 million issued by Holdings was fully paid on the Ares Closing Date. As discussed in Note 4 above, on June 30, 2020, the Company provided GPM and certain other fully owned subsidiaries a $25.0 million related-party loan.

11.	Segment Reporting

The reportable segments were determined based on information reviewed by the chief operating decision maker for operational decision-making purposes and the segment information is prepared on the same basis that our chief operating decision maker reviews such financial information. The Company’s reporting segments, are the retail segment, the wholesale segment and the GPMP segment. The Company defines segment earnings as operating income.

The retail segment includes the operation of a chain of retail stores which include convenience stores selling fuel products and other merchandise to retail customers. At its Group operated convenience stores, the Group owns the merchandise and fuel inventory and employs personnel to manage the store.

The wholesale segment supplies fuel to independent dealers, sub-wholesalers and bulk purchasers, on either a cost plus or consignment basis. For consignment arrangements, the Group retains ownership of the fuel inventory at the site, is responsible for the pricing of the fuel to the end consumer, and shares the gross profit with the independent outside operators.

The GPMP segment includes GPMP and primarily includes the sale and supply of fuel to GPM and its subsidiaries selling fuel (both in the Retail and Wholesale segments) at GPMP’s cost of fuel including taxes and transportation plus a fixed margin (4.5 cents per gallon as of September 30, 2020 and effective October 1, 2020 through September 30, 2021, 5.0 cents per gallon) and the supply of fuel to a small number of independent outside operators and bulk purchasers.

The “All Other” segment includes the results of non-reportable segments which do not meet both quantitative and qualitive criteria as defined under ASC 280, Segment Reporting.

The majority of general and administrative expenses, depreciation and amortization, net other expenses, net interest and other financing expenses and income taxes are not allocated to the segments, as well as minor other income items including intercompany operating leases.

With the exception of goodwill, assets and liabilities are not assigned to any particular segment, but rather, managed at the consolidated level. All revenues relevant to reportable segments were generated from sites within the US and substantially all assets were within the US. No external customer represented more than 10% of revenues.

Inter-segment transactions primarily included the distribution of fuel by GPMP to GPM and its subsidiaries selling fuel (both in the Retail and Wholesale segments). The effect of these inter-segment transactions was eliminated in the interim financial statements.

Three months ended September 30, 2020	Retail	Wholesale	GPMP	All Other	Total
	(in thousands)
Revenues
Fuel revenue	$506,418	$32,468	$1,052	$—	$539,938
Merchandise revenue	403,665	—	—	—	403,665
Other revenues, net	13,860	2,409	245	—	16,514

Total revenues from external customers	923,943	34,877	1,297	—	960,117

Inter-segment	—	—	352,363	335	352,698

Total revenues from reportable segments	923,943	34,877	353,660	335	1,312,815

Operating income	62,221	1,674	9,360	335	73,590
Interest and other financing expenses, net			(745)	(184)	(929)
Income tax expense				(54)	(54)
Loss from equity investment				(24)	(24)

Net income from reportable segments					$72,583

Three months ended September 30, 2019	Retail	Wholesale	GPMP	All Other	Total
	(in thousands)
Revenues
Fuel revenue	$676,897	$42,997	$1,751	$—	$721,645
Merchandise revenue	370,267	—	—	—	370,267
Other revenues, net	10,895	1,302	217	—	12,414

Total revenues from external customers	1,058,059	44,299	1,968	—	1,104,326

Inter-segment	—	—	540,115	1,545	541,660

Total revenues from reportable segments	1,058,059	44,299	542,083	1,545	1,645,986

Operating income	34,115	113	11,781	1,545	47,554
Interest and other financing expenses, net			(517)	(206)	(723)
Income tax expense				(251)	(251)
Loss from equity investment				(92)	(92)

Net income from reportable segments					$46,488

Nine months ended September 30, 2020	Retail	Wholesale	GPMP	All Other	Total
	(in thousands)
Revenues
Fuel revenue	$1,424,823	$82,687	$2,981	$—	$1,510,491
Merchandise revenue	1,119,041	—	—	—	1,119,041
Other revenues, net	39,175	4,999	639	—	$44,813

Total revenues from external customers	2,583,039	87,686	3,620	—	2,674,345

Inter-segment	—	—	961,666	2,713	964,379

Total revenues from reportable segments	2,583,039	87,686	965,286	2,713	3,638,724

Operating income	160,399	2,732	25,430	2,713	191,274
Interest and other financial expenses, net			(2,513)	(161)	(2,674)
Income tax expense				(259)	(259)
Loss from equity investment				(435)	(435)

Net income from reportable segments					$187,906

Nine months ended September 30, 2019	Retail	Wholesale	GPMP	All Other	Total
	(in thousands)
Revenues
Fuel revenue	$1,914,179	$122,072	$4,916	$—	$2,041,167
Merchandise revenue	1,038,305	—	—	—	1,038,305
Other revenues, net	32,806	3,951	549	—	37,306

Total revenues from external customers	2,985,290	126,023	5,465	—	3,116,778

Inter-segment	—	—	1,543,138	4,850	1,547,988

Total revenues from reportable segments	2,985,290	126,023	1,548,603	4,850	4,664,766

Operating income	75,928	165	33,063	4,850	114,006
Interest and other financial expenses, net			(1,685)	(638)	(2,323)
Income tax expense				(790)	(790)
Loss from equity investment				(398)	(398)

Net income from reportable segments					$110,495

A reconciliation of total revenues from reportable segments to total revenues on the interim statements of operations was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Total revenues from reportable segments	$1,312,815	$1,645,986	$3,638,724	$4,664,766
Other revenues, net	(39)	(31)	(112)	(83)
Elimination of inter-segment revenues	(352,698)	(541,660)	(964,379)	(1,547,988)

Total revenues	$960,078	$1,104,295	$2,674,233	$3,116,695

A reconciliation of net income from reportable segments to net income (loss) on the interim statements of operations was as follows:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net income from reportable segments	$72,583	$46,488	$187,906	$110,495
Amounts not allocated to segments:
Other revenues, net	(39)	(31)	(112)	(83)
Store operating expenses	(673)	(1,116)	(2,366)	(3,163)
General and administrative expenses	(24,720)	(16,354)	(62,427)	(48,948)
Depreciation and amortization	(14,328)	(14,551)	(44,526)	(43,258)
Other expenses, net	(1,381)	(2,393)	(7,290)	(5,045)
Interest and other financial expenses, net	(9,667)	(11,781)	(29,464)	(35,142)
Income tax expense	(4,618)	(5,276)	(4,912)	(2,048)

Net income (loss)	$17,157	$(5,014)	$36,809	$(27,192)

12.	Fair Value Measurements

The fair value of cash and cash equivalents, restricted cash and investments, and restricted cash in respect with Company’s bonds, trade receivables, accounts payable and other current liabilities approximated their carrying values as of September 30, 2020 and December 31, 2019 primarily due to the short-term maturity of these instruments. The fair value of the long-term debt approximated their carrying values as of September 30, 2020 and December 31, 2019 due to the frequency with which interest rates are reset based on changes in prevailing interest rates.

The Bonds (Series C) were presented in the condensed consolidated balance sheets at amortized cost. The fair value of the Bonds (Series C) was $76.4 million and $86.3 million as of September 30, 2020 and December 31, 2019, respectively. The fair value measurements were classified as Level 1.

13.	Income Taxes

The Company calculates its quarterly tax provision pursuant to the guidelines in ASC 740-270, Income Taxes. Generally, ASC 740-270 requires companies to estimate the annual effective tax rate for current year ordinary income. The estimated annual effective tax rate represents the best estimate of the tax provision in relation to the best estimate of pre-tax ordinary income or loss. The estimated annual effective tax rate is then applied to year-to-date ordinary income or loss to calculate the year-to-date interim tax provision.

14.	Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through December 21, 2020, which is the date these interim financial statements were available to be issued (the “issuance date”). Other than the events described in Notes 3 and 4 above and below, no other events were identified that required recognition or disclosure in these interim financial statements.

COVID-19 – Coronavirus

An outbreak of COVID-19 began in China in December 2019 and subsequently spread throughout the world. On March 11, 2020, the World Health Organization declared COVID-19 as a pandemic. Since the second half of March 2020, the pandemic has caused the issuance of orders in the US by the federal government, as well as governments of states and localities within the US, in an attempt to contain the spread of the coronavirus (such as restrictions on gathering and the closure of certain businesses).

During this period and until the issuance date of the interim financial statements, GPM’s convenience stores and independent outside operations continue to operate and remain open to the public as convenience store operations and gas stations are deemed an essential business by numerous federal and state authorities, including the US Department of Homeland Security, and therefore are exempt from many of the closure orders that were, or are currently, imposed on US businesses. Commencing in May 2020, various states and localities began to gradually ease their stay-at-home orders and the orders requiring certain types of businesses to be closed. In addition, during this period and until the issuance date of the interim financial statements, the supply of products and gas to GPM’s convenience stores and gas stations has continued without any significant interruption. GPM’s convenience stores and independent outside operations are however subject to many of COVID-19 operational requirements that were, or are currently, imposed on the activity of US businesses such as those dealing with frequent sanitation, enforcing face covering orders, and the like. During this period and until the issuance date of the interim financial statements, there were positive impacts on the Company’s results of operations as measured regularly on the basis of segment operating income.

This increase in segment operating income was principally due to the significant increase in the fuel margin, which partially resulted from the material drop in fuel prices commencing at the beginning of March 2020 and continuing through the end of April 2020, despite the significant reduction in the amount of gallons sold in the gas stations as a result of COVID-19 beginning in the second half of March 2020. Although fuel prices began to gradually increase in May 2020, fuel margin remained at higher levels than those achieved historically. Further, beginning in May 2020, stay-at-home orders began to be eased which resulted in an increase in the amount of gallons sold compared to prior weeks.

In light of the reduction in the amount of gallons sold, GPM’s principal fuel suppliers have temporarily revoked (for periods that vary among the different suppliers) the requirements under their agreements with GPMP to purchase minimum quantities of gallons, including such requirements under the incentive agreements from such suppliers. As of September 30, 2020, the reduction in gallons sold does not affect GPMP’s compliance with its commitments under the agreements with its principal suppliers.

During the second half of March 2020, there was a reduction in the merchandise revenue from GPM’s convenience stores and in the gross margin rate from such revenues. However, from the beginning of April 2020 and through the issuance date of the interim financial statements, GPM experienced growth in merchandise revenue and gross margin rate from such revenues as a result of shifting consumer demand from other retail channels to convenience stores and the continued increase in revenues for products in high demand, such as face masks and hand sanitizers.

On March 27, 2020, the CARES Act was enacted in response to the COVID-19. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the US economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act, among other things, increases the interest deductibility from 30% to 50% of adjusted taxable income for tax years beginning in 2019 and 2020; permits net operating loss (“NOL”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021; allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes; accelerates refunds of any remaining alternative minimum tax carryforwards to the 2019 tax year; and

changes the depreciable life of qualified improvement property to 15 years for income tax purposes making it eligible for bonus depreciation. Additionally, GPM is able to defer payment of the total accrued amount of the employer portion of the FICA payroll tax from the date of the enactment of the CARES Act until December 31, 2020. Half of that deferment must be paid by December 31, 2021 and the remaining half must be paid by December 31, 2022. The Company estimates that the positive impact expected from the CARES Act on the Company’s financial condition, results of operations or cash flows is not significant.

Since the pandemic is an event that is characterized by great uncertainty, as well as rapid and frequent changes, among other things, in connection with the pace of limiting the spread of the pandemic and the future measures that will be taken in order to prevent it from spreading, the Company cannot evaluate nor estimate the entire impact of the pandemic on its business operations as well as its results of operations.

The pandemic is an event that is out of the Company’s control and its continuance and evolvement may include, among other things: (a) an increase or decrease in demand for products sold in convenience stores and gas stations; (b) disruptions or suspension of GPM’s activities as a result of imposing restrictions on customer and employee traffic, among other things; (c) disruptions or delays in delivering products to GPM and limiting employee availability; (d) restrictions on the sale and pricing of certain types of products; and (e) changes in laws at federal, state and local levels related to the pandemic. Any changes or developments, as well as the length of the pandemic and its impact on the US economy, may adversely affect GPM’s business operations as well as its results of operations.

Haymaker Acquisition Corp. II Merger Agreement

On September 8, 2020, a business combination agreement as amended on November 18, 2020 (the “Merger Agreement”) was entered into among the Company, Haymaker Acquisition Corp. II (“HYAC”), a special purpose acquisition company which raised in June 2019 approximately $400 million in an initial public offering, and newly-formed fully owned subsidiaries of HYAC that were formed in order to enable the consummation of the merger transaction (the “Merger Transaction”).

Below are the primary terms regarding the Merger Agreement and additional binding agreements that were signed simultaneously with its execution.

1.

Structure of the Merger Transaction: At the date of completion of the Merger Transaction (the “HYAC Closing Date”), as part of mergers that will take place, the Company and HYAC will become wholly owned and controlled subsidiaries of ARKO Corp., a Delaware corporation which was formed as part of the Merger Agreement and which commencing as of the HYAC Closing Date, will have its shares traded on the Nasdaq Stock Exchange and the Tel-Aviv Stock Exchange (“ARKO Corp.”). Concurrently with the execution of the Merger Agreement, the third parties who hold approximately 32% of the equity rights in GPM (the “GPM Minority”) entered into an agreement with HYAC for the sale of all of their rights, directly or indirectly, in GPM based on the value of the Merger Transaction, so that after the merger, ARKO Corp. will directly and indirectly hold full ownership and control of GPM.

Following the Merger Transaction, the Company’s shares will be delisted from the Tel Aviv Stock Exchange and in view of the additional existing securities of the Company, the Company is planned to become a ‘Bond Company’ (within the meaning of this term by the Israeli Companies Law, 5759-1999) and a ‘Reporting Corporation’ (within the meaning of this term by the Israeli Securities Law, 5728-1968).

2.	Consideration for the Merger Transaction: The Company’s shareholders will receive in total up to $717.3 million (and will be entitled to choose between three separate payout methods as detailed below) (the “Gross Consideration Value”) and the GPM Minority will receive in total $337.7 million (the “Minority Consideration Value”), such that the total purchase consideration was $1.055 billion. The consideration election of the Company’s shareholders will be made no later than one day prior to the HYAC Closing Date.

a.

Option A (Stock Consideration): The number of validly issued, fully paid and nonassessable shares of ARKO Corp. equal to the quotient of (i) such holder’s portion of the Gross Consideration Value divided by (ii) $10.00.

b.

Option B (Mixed Consideration): (A) a cash amount equal to 10% of such holder’s portion of the Gross Consideration Value (the “Cash Option B Amount”) plus (B) the number of validly issued, fully paid and nonassessable shares of ARKO Corp. equal to (i) such holder’s portion of the Gross Consideration Value divided by $10.00, minus (ii) such holder’s Cash Option B Amount divided by $8.50.

c.

Option C (Mixed Consideration): (A) a cash amount equal to 20.913% of such holder’s portion of the Gross Consideration Value (the “Cash Option C Amount”) plus (B) the number of validly issued, fully paid and nonassessable shares of ARKO Corp. equal to (i) such holder’s portion of the Gross Consideration Value divided by $10.00, minus (ii) such holders Cash Option C Amount divided by $8.50.

The controlling shareholders of the Company, Mr. Kotler and Mr. Willner, announced that they would choose only one of Option A or Option B. Therefore, the total cash consideration to the total shareholders of the Company will not exceed approximately $100 million.

The GPM Minority announced that they will receive all of the Minority Consideration Value in ARKO Corp. shares. The agreement with the GPM Minority includes special arrangements with Ares with regard to their holdings in GPM including: (i) issuance of 1.1 million warrants by ARKO Corp. exercisable into 1.1 million shares in lieu of the Ares Warrants (see Note 3 above); and (ii) arrangement that grants Ares a value of $27.3 million for their shares in ARKO Corp. at the end of February 2023, by way of purchase of the shares or allotment of additional shares of ARKO Corp.

3.

Dividend distribution or additional consideration to the Company’s shareholders: According to the Merger Agreement, the Company is entitled through the HYAC Closing Date to declare a dividend in the amount up to its cash surplus balances as defined below (subject to obtaining the required approvals by law) or alternatively notify HYAC that its cash surplus will be paid in cash to the Company’s shareholders on the HYAC Closing Date as additional merger consideration. On November 30, 2020, the Company notified HYAC that the Company’s cash surplus balances are to be paid as additional merger consideration. The cash surplus was determined near the HYAC Closing Date and amounted to approximately $58.7 million, based on the amount of the Company’s cash and cash equivalents (including restricted cash with respect to the Company’s bonds) in excess of the outstanding indebtedness (which include mainly liabilities in respect of principal and interest of the Company’s bonds) plus the balance of any loans the Company made to GPM (including accrued interest).

4.

The share capital of ARKO Corp. following the HYAC Closing Date and details regarding the holdings of Haymaker’s Founders: According to HYAC’s prospectus dated June 2019, 40 million shares were allotted to the public at a price of $10 per share together with approximately 13.3 million warrants exercisable for a period of five years from the HYAC Closing Date to approximately 13.3 million shares in consideration for an exercise price of $11.50 per share. In addition, 0.5 million warrants were issued to financial institutions as part of the public issuance.

At the time of the above allotment, the HYAC’s Founders (“Haymaker Founders”) were allotted 10 million shares of HYAC, for a nominal consideration, together with approximately 5.55 million warrants allotted in consideration for $8.325 million exercisable for a period of five years from the HYAC Closing Date to approximately 5.55 million shares in consideration for an exercise price of $11.50 per share. According to the Merger Agreement on the HYAC Closing Date, 1 million shares out of 10 million shares that Haymaker Founders are entitled to and 2 million warrants, out of 5.55 million warrants they are entitled to, will be forfeited and 4.2 million shares will be deferred, so that at the HYAC Closing Date, the Haymaker Founders will be entitled to 4.8 million shares and 3.55 million warrants in ARKO Corp. Additional 2 million shares of ARKO Corp. will be issued subject to the share price of ARKO Corp. reaching $13.00 or higher within five years from the HYAC Closing Date, additional 2 million shares will be issued subject to the share price of ARKO Corp. reaching $15.00 or higher within seven years from the HYAC Closing Date and additional up to 200 thousand shares of ARKO Corp. will be issued subject to the number of Bonus Shares as defined in section 10 below issued to the holders of Series A Convertible Preferred Stock not being higher than an amount determined.

The final holding percentages of ARKO Corp.’s share capital at the HYAC Closing Date of Mr. Kotler and Mr. Willner will be determined based on all of the above, taking into account the decisions of other shareholders in the Company, the shareholders of HYAC and the provisions in section 10 below.

5.

ARKO Corp.’s Board of Directors: The Board of Directors of ARKO Corp. will be a staggered board consisting, as of the HYAC Closing Date, of seven directors, four of whom will be determined by the Company (including Mr. Kotler who will serve as chairman of the board), two directors who will be determined by HYAC and one director who will be determined by agreement between HYAC and the Company. Mr. Willner and some of the Haymaker Founders undertook that as long as they hold shares of ARKO Corp. for a period of seven years from the HYAC Closing Date, they will vote their shares in favor of Mr. Kotler’s appointment to the board of directors of ARKO Corp., subject to mechanisms set forth in the agreements.

6.

Mr. Kotler’s tenure at ARKO Corp.: Together with the engagement in the binding agreements, Mr. Kotler entered into an employment agreement with ARKO Corp., according to which Mr. Kotler will serve as CEO of ARKO Corp. and in accordance with the binding agreements will serve, in addition, as chairman of the board of ARKO Corp.

At the HYAC Closing Date, the existing management agreements between the Company, GPM and a company controlled by Mr. Kotler will terminate, other than Mr. Kotler’s continued entitlement to the annual bonus and the annual profit participation amount as specified in the existing management agreements for 2020.

7.

Representations and Additional Provisions: The Merger Agreement includes representations by the Company (with respect to it, GPM and its other subsidiaries) and HYAC as customary in such agreements. In accordance with the provisions of the Merger Agreement, the presentations made in its framework will expire on the HYAC Closing Date. In addition, the Merger Agreement stipulates provisions for the interim period between the date of signing the agreement and the HYAC Closing Date as is customary in such agreements, mechanisms for release from the Merger Agreement and clauses terminating the Merger Agreement, including reference to a termination fee and to a capital incentive plan after the HYAC Closing Date.

8.

Registration Document: On September 10, 2020, ARKO Corp. submitted to the Securities and Exchange Commission (the “SEC”) a draft Registration Statement which included a prospectus (on Form S-4) (the “Registration Statement”). On November 6, 2020, the Registration Statement was declared effective by the SEC and according to the Registration Statement, HYAC convened the HYAC shareholders’ meeting for the approval of the Merger Transaction for December 8, 2020. The Registration Statement becoming effective fulfills a condition to the approval of the Merger Transaction and the offering of ARKO Corp.’s securities to the Company’s shareholders as part of the Merger Transaction.

9.

Closing Conditions to the Merger Transaction: The consummation of the Merger Transaction is subject to, among other things, the fulfillment of closing conditions, the primary of which are as follows: (1) approval by HYAC’s shareholders of the Merger Transaction (received on December 8, 2020); (2) HYAC’s cash balance prior to the HYAC Closing Date being at least $275 million (including the PIPE Investment described in section 10 below); (3) approval by the Company’s shareholders of the Merger Transaction in accordance to section 275 to the Israeli Companies Law (received on November 18, 2020); (4) receipt of approvals from certain third parties required to consummate the transaction as specified in the Merger Agreement; (5) the closing of the purchase of the holdings of the GPM Minority concurrently with the closing of the Merger Transaction; (6) the closing of the Empire Acquisition without a material adverse change to its terms (refer to Note 3 above regarding the fulfillment of this condition on October 6, 2020); (7) the Registration Statement being declared effective in accordance with US securities law (fulfilled on November 6, 2020); and (8) registration of the shares of ARKO Corp. on the Nasdaq and the Tel Aviv Stock Exchange for dual listing. The parties expect the remaining closing conditions required by the Merger Agreement to be satisfied no later than the HYAC Closing Date.

10.

PIPE Investment: On November 18, 2020, ARKO Corp. entered into a subscription agreement with certain investors (collectively, the “PIPE Investors”) (the “Subscription Agreement”) for the purchase by such investors of 700,000 shares of ARKO Corp.’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock”) at the HYAC Closing Date, and up to an aggregate of additional 300,000 shares of Series A Convertible Preferred Stock if, and to the extent, ARKO Corp. exercises its right to sell such additional shares at the HYAC Closing Date or close after that time (the “PIPE Investment”). The shares of Series A Convertible Preferred Stock to be sold in connection with the PIPE Investment were issued at a price per share of $100.00. The closing of the PIPE Investment was subject to certain conditions, including the closing conditions of the Merger Agreement or their waiver. On December 14, 2020, ARKO Corp. provided an exercise notice to the PIPE Investors of its right to sell the additional shares, so that on the HYAC Closing Date, 1,000,000 shares of Series A Convertible Preferred Stock will be issued to the PIPE Investors. The Subscription Agreement will be terminated, upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) if any of the conditions to the closing of the Merger Agreement are not satisfied or waived on or prior to the HYAC Closing Date, (iv) January 31, 2021, or (v) if the Merger Agreement is amended to extend the final possible closing date thereunder, March 31, 2021.

Series A Convertible Preferred Stock

Conversion: Each share of Series A Convertible Preferred Stock will be convertible into shares of ARKO Corp. at the holder’s option at any time after the date of issuance of such share for a conversion price equal to $12.00 per share of Series A Convertible Preferred Stock, adjusted for customary recapitalization events (the “Conversion Rate”). Holders will also be entitled to additional shares of ARKO Corp. common stock (the “Bonus Shares”) up to a total of 1.2 million Bonus Shares upon any optional conversion of Series A Convertible Preferred Stock by the holder for which notice of conversion is provided after June 1, 2027, but prior to August 31, 2027. The specific number of Bonus Shares will be determined according to ARKO Corp’s volume weighted average price (the “VWAP”) for the 30 trading days prior to June 1, 2027, adjusted for customary recapitalization events. Commencing from the 18 month anniversary of the closing of the Subscription Agreement, each share of Series A Convertible Preferred Stock will automatically convert into fully paid and nonassessable shares of ARKO Corp. common stock at the then-applicable Conversion Rate (an “Automatic Conversion”), if, at any time during target periods as set forth in the amended and restated Certificate of Incorporation of ARKO Corp. (the “Charter”), the VWAP of ARKO Corp. common stock equals or exceeds the applicable target price as agreed in the Charter for that period (ranging between $15.50 to $18 per share for the period until March 31, 2025 and $18 thereafter, adjusted for any customary recapitalization events), provided that the average daily trading volume for ARKO Corp’s common stock is at least $7.5 million.

Dividends: Holders will be entitled to receive, when, if, and as declared by the board of directors of ARKO Corp., cumulative dividends at the annual rate of 5.75% of the then-applicable Liquidation Preference (as defined below) per share of Series A Convertible Preferred Stock, paid or accrued quarterly in arrears (the “Dividend Rate”). If ARKO Corp. fails to pay a dividend for any quarter at the then-prevailing Dividend Rate, then for purposes of calculating the accrual of unpaid dividends for such quarter then ended, dividends will be calculated to have accrued at the then-prevailing Dividend Rate plus 3% on an annual basis provided that the Dividend Rate will, in no event, exceed an annual rate of 14.50%, and will revert to 5.75% upon ARKO Corp. paying in cash all then-accrued and unpaid dividends on the Series A Convertible Preferred Stock. If ARKO Corp. breaches any of the protective provisions set forth below or fails to redeem the Series A Preferred Stock upon the proper exercise of any redemption right by the holders, the Dividend Rate will increase to an annual rate of 15% for so long as such breach or failure to redeem remains in effect.

Redemption: At any time on or after August 31, 2027, holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock or ARKO Corp. may deliver written notice requesting or notifying of redemption of all or a portion of shares of Series A Convertible Preferred Stock at a price equal to the Liquidation Preference (as defined below).

In addition, if ARKO Corp. undergoes a Change of Control (as defined in the Charter), each holder, at such holder’s election, may require ARKO Corp. to purchase (a “Change of Control Put”) all or a portion of such holder’s shares of Series A Convertible Preferred Stock that have not been converted, at a purchase price per share of Series A Convertible Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the product of 101% multiplied by $100.00 per share of Series A Convertible Preferred Stock, adjusted for any customary recapitalization events (the “Original Issue Price”), plus (y) all accrued but unpaid dividends in respect of such share as of the effective date of the Change of Control or (B) the amount payable in respect of such share in such Change of Control if such share of Series A Convertible Preferred Stock had been converted into common stock immediately prior to such Change of Control. In the event that a holder shall be entitled to redemption or a payment under this section and such payment is prohibited by Delaware law, then the Dividend Rate will be raised as set forth above to 15%.

Voting Rights: Except as required by Delaware law or with regard to matters relating to their rights, holders will not be entitled to vote on any matter presented to the holders of ARKO Corp. common stock for their action or consideration. Provided that at any time, the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock are entitled to provide written notification to ARKO Corp. that such holders are electing, on behalf of all holders, to activate their voting rights so that holders and holders of ARKO Corp.’s common stock will vote as a single class in an as converted basis. Holders will be and continue to be entitled to vote their shares of Series A Convertible Preferred Stock unless and until holders of at least a majority of the outstanding shares of Series A Preferred Stock provide further written notice to ARKO Corp. that they are electing to deactivate their voting rights. As part of its dual listing undertakings, ARKO Corp. undertook that if the holders exercise their right to vote on an as converted basis, unless permitted under section 46b of the Israeli Securities Law, ARKO Corp.’s shares will be delisted from the Tel-Aviv Stock Exchange.

Liquidation Preference: Upon the occurrence of the liquidation, dissolution or winding up of ARKO Corp., either voluntary or involuntary, or a change of control of ARKO Corp. (a “Liquidation Event”), holders will be entitled to receive, prior and in preference to any distribution of any of ARKO Corp.’s assets to the holders of ARKO Corp.’s common stock, an amount equal to the greater of (x) $100 per share of Series A Convertible Preferred Stock, plus all accrued and unpaid dividends thereon, if any (the “Liquidation Preference”), for such holders’ shares of Series A Convertible Preferred Stock or (y) the amount such holder would have received if such holder had converted such holders’ shares of Series A Convertible Preferred Stock into ARKO Corp. common stock immediately prior to such Liquidation Event.

Protective Rights: As long as the Series A Convertible Preferred Stock are outstanding, ARKO Corp. will not be permitted without the consent of the holders of a majority of the then outstanding shares of such Series A Convertible Preferred Stock to: (i) incur indebtedness if the incurrence of such indebtedness results in the leverage ratio (as defined in the Ares Credit Agreement) being greater than 7:00:1:00, (ii) change or amend or waive the Charter or By Laws of ARKO Corp. if that will result in the rights, preference or privileges with respect to the Series A Convertible Preferred Stock changed or diminish in a material way, and (iii) issuance or undertaking to issue any new class of equity rights that entitle to dividends or payments upon liquidation senior to or pari passu with the Series A Convertible Preferred Stock.

Transfer Restrictions: Holders may not transfer shares of Series A Convertible Preferred Stock for three years following the initial issue date of Series A Convertible Preferred Stock without the prior written consent of ARKO Corp. (not to be unreasonably withheld). After such date, shares of Series A Convertible Preferred Stock may be transferred without the prior written consent of ARKO Corp.

Short Position: Each Holder undertook that it and certain of its affiliates will not be permitted to hold a “put equivalent position” (as defined under the Securities Exchange Act of 1934, as amended) or other short position in ARKO Corp. common stock at periods specified in the Charter.

Registration Rights and Lock Up: The PIPE Investors are planned to join the Registration and Lock Up Agreement as signed by other shareholders of ARKO Corp.

11.

On November 18, 2020, a special and annual shareholders meeting of the Company approved the Merger Transaction, as well as certain resolutions with regard to the Company’s current compensation policy, the purchase of a run-off insurance policy and an equity compensation and retention plan for officers in the Company (who are not controlling shareholders).

The parties are working to close the Merger Transaction on December 22, 2020.